[TEMPLE-INLAND INC. LOGO]



NEWS
RELEASE__________________________________________________

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737


            TEMPLE-INLAND TO STREAMLINE ORGANIZATION


     AUSTIN, TEXAS, November 21, 2002 -- Temple-Inland Inc. today announced that it will take the following steps to improve organizational effectiveness, reduce costs and streamline corporate functions:

     * Relocate the paper group's headquarters from Indianapolis, Indiana to Temple-Inland headquarters in Austin, Texas;
     * Consolidate corporate administrative functions in Austin, Texas; and
     * Design and implement a shared services concept throughout the entire company to eliminate duplication of support programs, systems and staff.

     The plan to accomplish these changes is in the early stages of development, but will be substantially completed by February and implemented by the end of 2003. The anticipated one-time cost and annual savings associated with these changes will be announced February 2003.

     "This decision is difficult because of the impact on certain employees affected by these changes. However, it is important to reduce the cost of doing business in order to make us a more competitive and productive company," said Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. "We believe that operating under this streamlined and more effective corporate structure will allow us to continue to make progress towards our goal of consistently being the top performing company in our industry.

     "These changes will necessarily result in the relocation or elimination of a number of jobs and staff positions. We deeply regret the impact on affected employees. The company will provide access to multiple resources to assist in the transition," concluded Jastrow.




Temple-Inland Inc.               A forest resource company
PO Box 40                        with major interests in
Austin, Texas  78767             corrugated packaging, building
                                 products and financial services

Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.